INDEPENDENT AUDITORS' CONSENT

The Board of Trustees
Oppenheimer Multi-Sector Income Trust:

We consent to the use in this Registration Statement of Oppenheimer
Multi-Sector Income Trust of our report dated November 21, 2003, included in the Statement of Additional Information, which is part of such Registration
Statement.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado
February 26, 2003